FOR IMMEDIATE RELEASE
Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports First Quarter Fiscal 2009 Results

 Earnings from Continuing Operations of $0.21 Per Fully Diluted Share on Revenue of $500 Million;
Strong European, South American and Commercial Products Growth; Four-Point Restructuring Plan on Track

RACINE, WI, July 29, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008, as follows:

($ in millions except per share data)	2009	2008(a)	Change
Net Sales	$499.7	$444.2	$55.5
Gross Profit	$78.3	$70.4	$7.9
% of Sales	15.7%	15.8%
Pre-Tax Earnings	$14.4	$14.7	$(0.3)
Effective Income Tax Rate	53.2%	26.9%
Earnings from Continuing Operations	$6.8	$10.7	$(3.9)
Diluted Earnings Per Share from Continuing Operations	$0.21	$0.34	$(0.13)
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$37.2	$36.7	$0.5
Net Debt (b)	$184.4	$193.0	$(8.6)

(a)	First quarter fiscal 2008 amounts have been restated to reflect the removal of a one-month lag in the reporting of results for the company’s international operations
(b)	As of June 30, 2008, and March 31, 2008, respectively

First Quarter Overview
•
Consolidated sales increased 5.4 percent, excluding the favorable impact of foreign currency exchange rates, most notably in the European, South American and Commercial Products segments, which increased 5.9 percent, 17.4 percent and 7.4 percent, respectively;

•	Sales pipeline continues to grow with new global orders in the company’s traditional vehicular markets, as well as its commercial HVAC products and fuel cell businesses;
•
Disappointing results continued in the Original Equipment – North America and Original Equipment - Asia segments due to operating inefficiencies and the slower-than-anticipated recovery in the North American truck market, as well as performance issues in the company’s South Korean business;

•	Restructuring and repositioning charges totaling $2.7 million were recorded in the Original Equipment - North America and Original Equipment – Europe segments;
•	Tax valuation allowance charges of $5.3 million were recorded against net deferred tax assets in the U.S. and South Korea;
•	Completion of the sale of the company’s Electronics Cooling business on May 1, 2008, resulting in a net gain of $0.8 million; and
•	Finalization in July of new three-year, $175 million unsecured credit facility replacing previous facility due to expire in October 2009.

Commenting on the recent results, Modine President and Chief Executive Officer Thomas A. Burke said, “Our first quarter fiscal 2009 performance is on track with our expectations and underscores the long term viability of the Modine business model.  During the quarter, we saw underlying sales improvement, excluding the impact of foreign currency exchange rates, of 5.4 percent, reflecting continued solid contributions from our European, South American and Commercial Products segments.  Even though our sales pipeline continues to grow, fiscal 2009 remains very much a year of blocking and tackling as we implement our four-point recovery plan and focus on developing a more competitive cost base.

First Quarter Fiscal 2009 Results – Page 2

“The announced closures of three manufacturing facilities in North America and another in Europe are proceeding on schedule and should result in annualized benefits in a range of $20 to $25 million when fully implemented by the end of fiscal 2010,” Burke continued.  “During the first quarter, we completed the previously announced sale of our Electronics Cooling business as part of our ongoing portfolio rationalization process.  We introduced select, regional price realization initiatives to enhance gross margins.  In support of margin-enhanced growth, the Modine Board of Directors has authorized an investment in the next phase of development of our new Origami™ ultra thin-gauged, high performance heat transfer technology.  In addition, we are taking actions to address the continuing underperformance in our Korean business and reaffirm our commitment to update our shareholders on the status of those efforts in mid-fiscal 2009.”

“As we execute on our recovery plan, we are building our pipeline with new program wins that are consistent with our strategic emphasis on thermal management, technological differentiation, and diversification of products, markets, customers and geographies,” said Bradley C. Richardson, Executive Vice President, Corporate Strategy and Chief Financial Officer.  “Although our first quarter results on an underlying basis are encouraging, we are mindful of this period of heavy restructuring and the associated execution risks, as well as overall economic and market uncertainties, including the pace of recovery of the North American truck market and softening in the European automotive market.  However, with the increased customer emphasis on emissions and fuel efficiency and new program opportunities for our engine products and powertrain cooling solutions, as well as commercial products and fuel cell technologies, the fundamental growth drivers of our business remain sound.  We are taking tangible actions and fully aligning our organization toward achievement of our long term (fiscal 2011) goals of four to six percent compounded annual organic growth, an 18 to 20 percent gross margin and an 11 to 12 percent return on average capital employed.”

The following table reconciles the significant differences in earnings from continuing operations before income taxes between the first quarter of fiscal 2009 and the first quarter of fiscal 2008:

($ in millions)
First Quarter Fiscal 2008 Earnings from Continuing Operations before Income Taxes	$14.7

Net underlying changes(c)	2.2

Incremental repositioning	(2.5)

First Quarter Fiscal 2009 Earnings from Continuing Operations before Income Taxes	$14.4

(c)	Net underlying changes consisted of improvements in volumes and purchasing savings, offset by customer pricedowns, operating inefficiencies and other net negative factors

Sales: First quarter sales from continuing operations increased 12.5 percent to $499.7 million from $444.2 million reported in the first quarter of fiscal 2008.  Excluding the impact of foreign currency exchange rate changes, underlying sales increased by $24.2 million, or 5.4 percent.  The sales volume increase was driven by strong sales in the European, South American, and Commercial Products segments.

Gross Profit:  First quarter gross profit was $78.3 million, or 15.7 percent of sales, compared to gross profit of $70.4 million, or 15.8 percent of sales, in the same period last year.  The first quarter gross margin reflects the impact of annual customer pricedowns and internal operating inefficiencies, offset by purchasing savings and a favorable net impact from commodity pricing.  The company is addressing its operating inefficiencies as it moves toward scaled facilities with a greater focus on operational excellence to support its global customers.

First Quarter Fiscal 2009 Results – Page 3

Selling, General & Administrative (SG&A) Expenses:  First quarter fiscal 2009 SG&A expenses increased $6.4 million from the first quarter of fiscal 2008.  Excluding the impact of foreign currency exchange rate changes, first quarter fiscal 2009 SG&A expenses increased $4.0 million from the first quarter of fiscal 2008, which includes $1.2 million in consulting fees incurred in connection with the company’s previously announced restructuring activities.  As a percentage of sales, SG&A decreased to 12.6 percent in the first quarter of fiscal 2009 from 12.7 percent in the first quarter of fiscal 2008.

Earnings from Continuing Operations before Income Taxes:  First quarter fiscal 2009 earnings from continuing operations before income taxes was $14.4 million, compared to earnings from continuing operations before income taxes of $14.7 million in the same period last year.  The higher sales volumes in the company’s Original Equipment – Europe, South America and Commercial Products segments were offset by continued weakness and restructuring in the Original Equipment – North America segment.

Earnings from Continuing Operations:  First quarter fiscal 2009 earnings from continuing operations was $6.8 million, or $0.21 per fully diluted share, compared to $10.7 million, or $0.34 per fully diluted share, in the same period last year.  Consistent with the third and fourth quarters of fiscal 2008, the company continues to be unable to realize deferred tax assets in the U.S. and South Korea, which resulted in a valuation allowance charge of $5.3 million established against these deferred tax assets.

Net Earnings:  First quarter fiscal 2009 net earnings were $7.8 million or $0.24 per fully diluted share, compared to $11.0 million or $0.34 per fully diluted share recorded in the first quarter of fiscal 2008.  The current year net earnings includes a $0.8 million gain on the sale of the company’s Electronics Cooling business, which was completed on May 1, 2008.

Cash and Liquidity
Operating cash flows were $17.7 million for the quarter ended June 30, 2008, compared with a negative operating cash outflow of $6.8 million for the quarter ended June 30, 2007.  The company’s net debt at June 30, 2008 was $184.4 million, compared to $193.0 million at March 31, 2008.  The debt to capital (debt plus shareholders’ equity) ratio at June 30, 2008 of 31.8 percent decreased from 32.4 percent at March 31, 2008.  The company continues to focus on maintaining its net debt at or below the year-end fiscal 2008 balance and expects to continue to meet its debt covenants and liquidity requirements while it implements its restructuring activities and reinvests in future growth.

As previously announced, on July 18, 2008, the company closed a new three-year, $175 million unsecured credit facility, which replaces the company’s previous $200 million credit facility, which had been due to expire in October 2009.  Although Modine received commitments well in excess of its requested $175 million, the company elected to accept $175 million, consistent with the upper band of its anticipated needs during the term of the facility. The principal financial covenants of the facility, including leverage and interest coverage, remain unchanged from the covenants to which the company was subject prior to entering into this agreement.

Guidance Summary
Consistent with the previous quarter, the company is reaffirming its fiscal 2009 guidance as follows:

Fiscal 2009 Guidance
	Fiscal 2008(d)	(including repositioning charges)
	(Restated Results)	Low	High
Net sales	$1.86 billion	$1.90 billion	$2.00 billion
Gross margin	14.3%	14.2%	14.7%
Pre-tax earnings (loss)	$(26.0) million	$12.0 million	$16.0 million
EBITDA	$68 million	$112 million	$116 million
Capital spending
(net of divestitures)	$79 million	$70 million	$80 million

(d)	Fiscal 2008 amounts have been restated to reflect the removal of a one-month lag in the reporting of results for the company’s international operations

As the company looks to fiscal 2009 and beyond, it has the following expectations:

First Quarter Fiscal 2009 Results – Page 4

•	Continued softness in the North American heavy-duty truck market with Class 8 build rates projected at 227,000 units for fiscal 2009 (210,000 units for calendar 2008);
•	Softening in the European automotive market;
•
Seasonal patterns in the business with lower volumes in the summer months and around winter holidays due to normal customer-driven plant shutdowns, affecting the company’s second and third quarter earnings;

•
Restructuring activities are expected to have an estimated $13 million impact on fiscal 2009 gross margins, including $7 million in repositioning costs and $6 million in plant inefficiencies and incremental scrap related to the plant closures in North America and Europe, and an estimated $4 million impact on fiscal 2009 SG&A expenses;

•	Material cost assumptions include copper at $3.70 per pound, aluminum at $1.35 per pound, nickel at $11.00 per pound, and planned surcharges anticipated from steel providers;
•	The U.S. dollar will continue to remain weak in comparison to other foreign currencies, most notably the euro and Brazilian real;
•	A significantly higher effective tax rate, based on the expectation that the company will be unable to realize deferred tax assets in the U.S. and South Korea; and
•	As the mix of earnings by tax jurisdiction normalizes, the company would anticipate a return to a more normalized tax rate (estimated at 25 to 35 percent) in 2010.

Change in Accounting for International Operations
The company’s first quarter results reflect a change in the company’s accounting principles, in accordance with Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections – A Replacement of Accounting Principles Board Opinion No. 20 and SFAS No. 3,” with respect to the accounting for the company’s international operations.  Beginning April 1, 2008, the company changed the fiscal year end for its international operations from February 28 to March 31.  The one-month reporting lag was eliminated because it was no longer required to achieve a timely consolidation due to improvements in the company’s information technology systems and processes.  Fiscal 2008 results have been restated to reflect this adjustment, which had the effect of reducing reported first quarter fiscal 2008 net earnings by $1.6 million, or $0.05 per fully diluted share.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, July 29, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2009 first quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 866-510-0712; passcode: 24950842.  The international call-in number is 617-597-5380; passcode: 24950842.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com, after July 29, 2008.   A call-in replay will be available through August 5, 2008, at 888-286-8010; passcode: 23519262 or, for international callers, at 617-801-6888; passcode:  23519262.  A transcript of the call will be posted to the company’s website after August 5, 2008.

About Modine
Modine, with fiscal 2008 restated revenues of $1.9 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,900 people at 33 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Modine’s current expectations. The company’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, the company’s ability to successfully implement its restructuring plans and drive cost reductions as a result; the ability to maintain adequate liquidity to carry out restructuring programs while investing for future growth; its ability to continue to service its customers during the implementation of any restructuring plan; the avoidance of inefficiencies in the transition of products from plants to be closed to plants continuing in operation; factors impacting the Original Equipment -  North America segment operating results; the ability to improve the profitability of its South Korean business; the ability of the company, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; the ability of the company to recoup the increasing cost of raw materials (including steel, copper, aluminum, nickel and energy) in our product pricing; fluctuations in currency values, in particular, change in the relative values of the U.S. dollar, won, euro and real; the ability of the company to obtain profitable business at its new facilities in China, Hungary, Mexico and India and to produce quality products at these facilities from business obtained; the company’s ability to remain in compliance with its debt agreements; international economic changes and challenges; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Forward-Looking Statements” section in Item 7 of the company’s most recent Annual Report on Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.  Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

First Quarter Fiscal 2009 Results – Page 5

 *Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, Return on Average Capital Employed (ROACE) and Net Debt (which are defined below), provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Return on average capital employed (ROACE)
Pre-tax earnings adding back impairment of goodwill and long-lived assets and interest expense, the sum of which is tax effected at normalized 30 percent tax rate; divided by the average total debt plus shareholders’ equity; this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of a 30 percent tax rate.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization; this is a financial measure of the profit generated excluding the above mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand;  this is an indicator of the company’s debt position after considering on hand cash balances.

-- Financial tables follow --

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,
	2008	2007 *
Net sales	$499,719	$444,236
Cost of sales	421,419	373,881
Gross profit	78,300	70,355
Selling, general and administrative expenses	62,822	56,361
Restructuring income	(52)	(240)
Impairment of long-lived assets	134	-
Income from operations	15,396	14,234
Interest expense	3,126	2,775
Other income - net	(2,172)	(3,249)
Earnings from continuing operations before income taxes	14,442	14,708
Provision for income taxes	7,679	3,961
Earnings from continuing operations	6,763	10,747
Earnings from discontinued operations (net of income taxes)	175	254
Gain on sale of discontinued operations (net of income taxes)	849	-
Net earnings	$7,787	$11,001

Earnings per share of common stock - basic:
Continuing operations	$0.21	$0.34
Earnings from discontinued operations	-	-
Gain on sale of discontinued operations	0.03	-
Net earnings - basic	$0.24	$0.34

Earnings per share of common stock - diluted:
Continuing operations	$0.21	$0.34
Earnings from discontinued operations	-	-
Gain on sale of discontinued operations	0.03	-
Net earnings - diluted	$0.24	$0.34

Weighted average shares outstanding:
Basic	32,039	32,112
Diluted	32,121	32,169

Dividends paid per share	$0.1000	$0.1750

Comprehensive earnings, which represents net earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in SFAS No. 158 benefit plan adjustment recorded in shareholders' equity, for the three month period ended June 30, 2008 and 2007, were $11,074 and $17,606, respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	June 30, 2008	March 31, 2008 *
Assets
Cash and cash equivalents	$45,072	$38,595
Short term investments	2,373	2,909
Trade receivables - net	288,318	294,935
Inventories	136,694	125,499
Assets held for sale	-	6,871
Other current assets	72,254	64,482
Total current assets	544,711	533,291
Property, plant and equipment - net	541,108	540,536
Assets held for sale	-	5,522
Other noncurrent assets	88,679	88,934
Total assets	$1,174,498	$1,168,283
Liabilities and shareholders' equity
Debt due within one year	$392	$4,600
Accounts payable	201,822	193,228
Liabilities of business held for sale	-	3,093
Other current liabilities	134,301	137,993
Total current liabilities	336,515	338,914
Long-term debt	229,122	227,013
Deferred income taxes	23,735	23,634
Liabilities of business held for sale	-	166
Other noncurrent liabilities	93,719	95,438
Total liabilities	683,091	685,165
Shareholders' equity	491,407	483,118
Total liabilities & shareholders' equity	$1,174,498	$1,168,283

*	The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Three months ended June 30,	2008	2007 *

Cash flows from operating activities:
Net earnings	$7,787	$11,001
Adjustments to reconcile net earnings with net cash provided by operating activities:
Depreciation and amortization	19,587	19,385
Other - net	(744)	(4,225)
Net changes in operating assets and liabilities	(8,975)	(32,983)
Net cash provided by (used for) operating activities	17,655	(6,822)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(27,363)	(14,423)
Proceeds from dispositions of assets	10,801	3,320
Settlement of derivative contracts	657	1,322
Other- net	2,968	232
Net cash used for investing activities	(12,937)	(9,549)

Cash flows from financing activities:
Net (decrease) increase in debt	(1,839)	15,344
Repurchase of common stock, treasury and retirement	(486)	(412)
Cash dividends paid	(3,224)	(5,671)
Other - net	7,248	(2,271)
Net cash provided by financing activities	1,699	6,990

Effect of exchange rate changes on cash	60	488

Net increase (decrease) in cash and cash equivalents	6,477	(8,893)

Cash and cash equivalents at beginning of period	38,595	26,207

Cash and cash equivalents at end of period	$45,072	$17,314

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended June 30,
	2008	2007 *
Sales:
Original Equipment - Asia	$65,639	$69,893
Original Equipment - Europe	217,128	176,801
Original Equipment - North America	133,195	128,150
South America	41,346	29,394
Commercial Products	48,884	45,533
Fuel Cell	1,144	439
Segment sales	507,336	450,210
Corporate and administrative	849	1,301
Eliminations	(8,466)	(7,275)
Total net sales	$499,719	$444,236

Operating income/(loss):
Original Equipment - Asia	$(754)	$379
Original Equipment - Europe	26,856	21,627
Original Equipment - North America	(4,197)	1,043
South America	4,190	2,594
Commercial Products	3,873	2,165
Fuel Cell	(937)	(651)
Segment income from operations	29,031	27,157
Corporate and administrative	(13,670)	(12,963)
Eliminations	35	40
Income from operations	$15,396	$14,234

*	The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

Modine Manufacturing Company
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)

(Dollars in thousands)
	Three months ended June 30,
	2008	2007	*
Net earnings	$7,787	$11,001
Provision for income taxes	7,679	3,961
Interest expense	3,126	2,775
Earnings from discontinued operations (a)	(175)	(254)
Gain on sale of discontinued operations (a)	(849)	-
Depreciation and amortization (b)	19,587	19,187
EBITDA from continuing operations	$37,155	$36,670

(a)	The calculation of EBITDA excludes the results of discontinued operations for the periods presented.
(b)	Depreciation and amortization of $198 for the quarter ended June 30, 2007 related to discontinued operations and was excluded from the depreciation and amortization presented.

*	The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.